Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of our reports dated November 28, 2012 and December 28, 2012, relating to the financial statements and financial highlights which appear in the September 30, 2012 and October 31, 2012 Annual Reports to Shareholders of the Nuveen Symphony Low Volatility Equity Fund (formerly the Nuveen Symphony Optimized Alpha Fund, a series of Nuveen Investment Trust II) and Nuveen Quantitative Enhanced Core Equity Fund (a series of Nuveen Investment Funds, Inc.) respectively, which appear in such Registration Statement. We also consent to the references to us under the heading “Service Providers”, “Financial Highlights”, “Independent Registered Public Accounting Firm, Custodian, and Transfer Agent” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

June 28, 2013